Exhibit 99.1

NEWS RELEASE

Contact:
Susan McRee
(210) 308-8267, ext. 101
www.globalscape.com/company/contact.asp

GlobalSCAPE Estimates 70%+ growth for 1st Quarter 2006

SAN ANTONIO, TEXAS, Tuesday, April 4, 2006 - GlobalSCAPE (GSCP:OB), a leading developer of enhanced file transfer management solutions, today announced sales estimates for the first quarter of fiscal 2006. The Company said these revenue estimates remain subject to change as the Company completes its quarter and subsequent financial closing process.

Net revenues for the first quarter are expected to be between $2,450,000 and $2,550,000. The Company reported net revenue of $1,422,381 in the first quarter of 2005.

“The first quarter of 2006 set a new high for GlobalSCAPE as we continue to exceed our revenue plan as well as growing revenue over the same quarter last year by more than 70%. I look forward to sharing a complete overview when our financials are completed in early May,” said Randy Poole, CEO. “The growth of our secure server and client products as well as their growing acceptance in the marketplace is very gratifying,” continued Poole.

The Company also announced that Mr. Poole had been elected as CEO. Mr. Poole had been serving as President and COO since February 2004. The terms of Mr. Poole’s employment with the Company remained the same.

About GlobalSCAPE

GlobalSCAPE (OTCBB:GSCP) provides secure file management software that enables companies to safely send data over the Internet. GlobalSCAPE’s products guarantee the privacy of critical information such as the transfer of financial data, medical records, customer files, intellectual property, and other sensitive documents. GlobalSCAPE’s file management software ensures compliance with government regulations on protecting information and allows enterprises to reduce IT costs, increase efficiency, track and audit transactions, and automate processes. GlobalSCAPE’s products are used by leading technology, banking, healthcare, and public sector organizations and can be customized to fit various customer needs, creating a variety of solutions. In addition, GlobalSCAPE provides content management and website development tools. Founded in 1996, GlobalSCAPE is the developer of CuteFTP, the most popular file transfer protocol application on the market. GlobalSCAPE is headquartered in San Antonio, TX. For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, the Company’s revenue estimates for the first quarter of 2006. The words “believe,” “expect,” “should,” “intend,” “estimate,” and “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2005 calendar year, filed on March 9, 2006 with the Securities and Exchange Commission.